CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Post-Effective Amendment No. 17 to Registration Statement No. 333-106721 on Form N-6 of our report dated March 30, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the method of accounting and reporting for other than temporary impairments of debt and equity securities for 2009), relating to the financial statements of Pacific Life & Annuity Company appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Experts” also in such Statement of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
April 22, 2011